UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

HIGHBURY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	333-127272	20-3187008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Eighteenth Street, Suite 3000, Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 357-4802

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R.   230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2006, Highbury Financial Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with City National Bank (the “Bank”) which provides for a revolving line of credit of up to $12.0 million (“Credit Facility”). Loans under the Credit Facility will accrue interest at the Company’s option at the fluctuating prime rate minus one-half of one percent (0.50%) per year, or the LIBOR interest plus one and one-half percent (1.50%) per year. Accrued interest is payable monthly, or in the case of LIBOR rate loans, at the end of LIBOR rate periods but at least every three months, and all accrued interest and outstanding principal is payable in full on October 31, 2007. In addition to interest, the Bank will be paid an additional fee on the unused commitment under the Credit Facility. For so long as certain events of default continue, upon notice by the Bank, the interest rate on any outstanding loans will increase by three percent (3%).

The Credit Facility expires on October 31, 2007. The Credit Facility contains customary negative covenants which, among other things, will limit indebtedness, asset sales, loans, investments, liens, mergers and acquisitions, sale and leaseback transactions and purchases of equity, other than repurchases of the Company's outstanding securities. The Credit Facility also contains affirmative covenants as to, among other things, financial statements, taxes, corporate existence and legal compliance. The Company is also required to maintain a minimum net worth and ratio of debt to EBITDA.

The Credit Facility will be used for working capital, general corporate purposes, repurchases of the Company's outstanding securities, and to finance the conversion of shares of the Company’s common stock should the need arise in conjunction with the closing of a business combination.

An executed version of the Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01. “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit 10.1 Credit Agreement dated as of August 21, 2006, between City National Bank and Highbury Financial Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHBURY FINANCIAL INC.

Date: August 25, 2006	/s/ Richard S. Foote
Richard S. Foote President and Chief Executive Officer